Exhibit 99.1

Duma Energy Seeking Deeper Reserves in Galveston Bay
New 3D Seismic Data Key to Exploration Efforts

May 30, 2013

Houston, Texas - May 30, 2013 - Duma Energy Corp. ("Duma"), a growing U.S.-based oil and gas exploration and production company, has announced that it has received new 3D seismic data over its producing fields in Galveston Bay.

This new data, which covers three of Duma's fields in Galveston Bay, is part of a broader effort by several other large independent oil companies to identify and exploit the deeper potential believed to exist under the bay and surrounding areas. Duma is looking to exploit these deeper zones on its more than 18,000 acres in the bay. This new 3D seismic data will be an integral part of this effort and the Company is already working to have the newly received data analyzed and interpreted by its team.

Duma has not, to date, publicly assigned any value to the potential reserves in these deeper horizons, nor do the Company's past engineering reports estimate any reserves in these deeper intervals. However, with the recent leasing of acreage and seismic acquisition by these other companies, Duma is now focused on identifying these potentially high-pressure, high-volume pay zones.

"We have always believed the deep potential was there but decided to focus our efforts on the remaining 'low-hanging fruit' in the prolific Frio intervals at shallower depths," stated Jeremy G. Driver, CEO of Duma Energy Corp. He further commented, "Now that other oil companies have shown a serious and growing interest in the deeper zones around us and have invested tens of millions of dollars so far, we are further convinced of the potential and the value of our assets. We are in a very enviable position with the largest acreage and functioning infrastructure in the bay. All of these efforts support our plans for our up-listing to the NASDAQ."

About Duma Energy Corp.
Duma Energy Corp. (OTCBB: DUMA) is an aggressive growth company actively producing oil and gas in the continental United States, both on and offshore. Duma also has a significant interest in a 5.3 million-acre concession in the Republic of Namibia in southern Africa. Duma Energy will continue increasing revenue, cash flow, and reserves while pursuing aggressive growth through acquisition and participation in projects with the potential of providing exponential returns for shareholders. Further information can be found on the Company's website at www.Duma.com.

Investor Relations
Investor Awareness, Inc.
Tony Schor, 847-945-2222
www.InvestorAwareness.com

Forward-looking Statements
This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which contain words such as "expect," "believe" or "plan," by their nature address matters that are, to different degrees, uncertain. These uncertainties may cause actual future events to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements.